Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2015 RESULTS

AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 29, 2015 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2015 results:  Revenues in the first quarter 2015 decreased to $30.1 million from $36.7 million in the first quarter 2014, a decrease of $6.6 million, or 18.1%.  Revenues from the Company’s lime and limestone operations in the first quarter 2015 decreased $5.7 million, or 16.2%, to $29.4 million from $35.1 million in the comparable 2014 quarter, while revenues from its natural gas interests decreased $0.9 million, or 57.2%, to $0.7 million from $1.6 million in the comparable prior year quarter.

The decrease in lime and limestone revenues in the first quarter 2015, compared to the first quarter 2014, resulted from decreased sales volumes of the Company’s lime and limestone products, primarily as a result of decreased demand principally from its construction, steel, oil and gas services and industrial customers, partially offset by a slight increase in prices realized for its lime and limestone products in the 2015 quarter, compared to the 2014 quarter.  The decreased demand from the Company’s construction customers in the first quarter 2015, compared to the first quarter 2014, was primarily due to inclement weather conditions, compared to the favorable weather conditions experienced in first quarter 2014, as well as the increased construction demand in the first quarter 2014 that had resulted from the postponement of certain construction projects from the fourth quarter 2013 to the first quarter 2014.  The decreased demand from the Company’s steel customers in the first quarter 2015 was due to decreased steel production, while the decreased demand in the period from its oil and gas services customers was due to the ongoing reduced drilling activities resulting from the recent declines in oil and gas prices.

Production volumes from the Company’s natural gas interests in the first quarter 2015 totaled 187 thousand MCF, sold at an average price of $3.75 per MCF, compared to 218 thousand MCF, sold at an average price of $7.52 per MCF, in the comparable 2014 quarter.  The Company’s average price per MCF in the first quarter 2015 was lower than its average price in the first quarter 2014 primarily due to decreases in natural gas prices.

The Company’s gross profit was $5.9 million in the first quarter 2015, compared to $8.6 million in the first quarter 2014, a decrease of $2.7 million, or 31.5%.  Included in gross profit for the 2015 quarter was $5.7 million from the Company’s lime and limestone operations, compared to $7.7 million in the comparable 2014 quarter.  The decreased gross profit for the Company’s lime and limestone operations in the first quarter 2015, compared to the first quarter 2014, resulted primarily from the decreased revenues discussed above.  Gross profit from the Company’s natural gas interests decreased to $0.2 million in the first quarter 2015, from $0.9 million in the comparable 2014 quarter, primarily due to the decrease in revenues discussed above.

The Company reported net income of $2.4 million ($0.42 per share diluted) in the first quarter 2015, compared to net income of $4.5 million ($0.80 per share diluted) in the first quarter 2014, a decrease of $2.1 million, or 47.4%.

“We had unusually persistent adverse weather in the 2015 quarter, including ice and snow storms and rain, compared to the first quarter 2014,” said Timothy W. Byrne, President and Chief Executive Officer.  “Although we expect demand from our construction customers to return to more normal levels for the remainder of 2015, we also expect demand from our steel and oil and gas services customers to continue to be lower than last year’s levels,” Mr. Byrne added.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable June 19, 2015, to shareholders of record at the close of business on May 29, 2015.

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
STATEMENTS OF OPERATIONS

Revenues
Lime and limestone operations	$29,362	$35,051
Natural gas interests	702	1,640
Total	$30,064	$36,691

Gross profit
Lime and limestone operations	$5,697	$7,662
Natural gas interests	167	930
Total	$5,864	$8,592
Operating profit	$3,465	$6,410
Interest expense	322	399
Other (income) expense, net	(7)	2
Income tax expense	785	1,517
Net income	$2,365	$4,492
Income per share of common stock:
Basic	$0.42	$0.81
Diluted	$0.42	$0.80
Weighted-average shares outstanding:
Basic	5,597	5,576
Diluted	5,605	5,586
Cash dividends per share of common stock	$0.125	$0.125

	March 31,	December 31,
	2015	2014
BALANCE SHEETS
Assets:
Current assets	$92,140	$91,762
Property, plant and equipment, net	107,876	108,513
Other assets, net	134	145
Total assets	$200,150	$200,420
Liabilities and Stockholders’ Equity:
Current installments of debt	$15,417	$16,667
Other current liabilities	7,203	8,298
Deferred tax liabilities, net	19,331	19,259
Other liabilities	1,539	1,505
Stockholders’ equity:	156,660	154,691
Total liabilities and stockholders’ equity	$200,150	$200,420

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